Exhibit 99.1

WAUSAU PAPER REPORTS

SECOND-QUARTER 2014 RESULTS

MOSINEE, WI – August 7, 2014 – Wausau Paper (NYSE:WPP) announced:

Second-Quarter Highlights

Financial Results

•

Second-quarter adjusted EBITDA from continuing operations in 2014 was $9.9 million compared to adjusted EBITDA of $8.8 million in 2013. Wausau’s second quarter 2014 EBITDA guidance was a range of $9 to $10 million. Second quarter 2014 adjusted EBITDA excludes one-time adjustments of $3.1 million for costs associated with leadership transitions.

•

On a reported basis, second-quarter results from continuing operations were a net loss of $0.07 per share compared to a prior-year second-quarter net loss of $0.30 per share.  Excluding the after-tax impact of leadership transitions, the adjusted second quarter 2014 after-tax net loss per share was $0.04. Excluding the after-tax impacts of non-recurring items, the adjusted second quarter 2013 after-tax net loss was $0.05 per share.

Case Volume Growth of More than Three Percent

•

Second-quarter case shipment volume increased 3.1 percent in 2014 compared to the same period in 2013, resulting in a Company second-quarter shipment record of approximately 4.34 million cases.

•

Strategic product shipments; that is, those products sold in conjunction with proprietary dispensing systems or produced from premium substrates, comprised approximately 49 percent of the Company’s sales mix compared to approximately 47 percent of the Company’s sales mix in the second quarter of 2013.

New Product Launches

•

Shipments of the Artisan™ premium Green Seal™-certified towel line, produced from 100 percent recycled fiber and ATMOS papermaking technology, began May 13.

•

The innovative Dubl-Serv® High-Capacity OptiCore® bath tissue dispenser was launched during the second quarter to positive distributor response.  Alliance™, a high-capacity, dual 1,000 foot roll, premium towel dispenser is expected to be available in the market later this summer.

Major Debt Refinancing

•

In early July, the Company received initial senior debt ratings of B2 and B- from Moody’s and Standard & Poors, respectively.

•

On July 30, the Company entered into a $175 million term loan agreement that will expire in July 2020, and a $50 million secured revolving credit facility that will expire in July 2019.  Net proceeds of the term loan were used to retire the outstanding $150 million private placement senior notes, as well as, accrued interest and make-whole payments of $14.4 million, and approximately $3.4 million of transaction-related expenses. The remainder of the net proceeds will be used for general corporate purposes. At the time of replacement, the Company’s previous revolving credit facility was undrawn.

Michael C. Burandt, CEO, commented, “Our results in the second quarter reflect market demand for our new premium DublNature® and Artisan™ product lines and the continued improvement of operating efficiencies at our Harrodsburg papermaking and converting operations. Each of the step-wise initiatives underway is a process, designed to drive improvement and the business toward the required higher level of earnings performance.  We are very pleased with the growth of our new products and expect the recently introduced dispensing technologies to be positive game changers in this process, for both us and our distributor partners.”

Outlook

In the second quarter, shipments grew above the market rate of growth with strategic products improving nearly 9 percent over last year’s second quarter. Additionally, our announced price increase became effective on July 1 and is expected to provide an increasing benefit to results in the second half of the year; however, the supply-side dynamics of excess parent role capacity continues to exert unfavorable pressure on commodity-oriented product pricing. During the quarter, we completed our longest production run utilizing the new ATMOS technology to date and set several new production records on the new machine.

Mr. Burandt, said, “Our focus remains on the incremental improvement of operating performance in the second half of the year. We are pleased with the initial launch of our Artisan premium towel products and improvement to our strategic mix. During the third quarter, we will have a maintenance outage at our Middletown, Ohio, facility that will impact operating results approximately $1.5 million. Including the cost of the outage and excluding approximately $1.2 million in third-quarter proxy settlement costs, we expect adjusted EBITDA for the third quarter of between $10 and $11 million.”

2014 SECOND-QUARTER AND SIX-MONTH RESULTS

Continuing Operations

The following second-quarter and six-month discussion, as well as the financial highlights and other information summarized in the preceding discussion, contain comparisons of financial elements including EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net earnings (loss) and adjusted net earnings (loss) per share. These presentations are not in accordance with generally accepted accounting principles (GAAP). The Company believes that the presentation of select non-GAAP measures provides a useful analysis of ongoing operating trends. Please refer to the attached Reconciliation of Non-GAAP Financial Measures.

Second-quarter net sales for 2014 were $89.2 million, an increase of approximately 2 percent compared to $87.6 million reported for the second quarter of 2013. On a year-to-date basis, net sales rose approximately 1 percent to $166.7 million compared to $165.8 million in 2013.

Case shipment volume in the second quarter improved 3.1 percent over the prior-year period, resulting in year-to-date growth of 2.7 percent. Quarterly volume of strategic product case shipments grew nearly 9 percent over the prior year second quarter while shipments of support products were down nearly 2 percent. Overall, the Company is expecting case growth to remain above market rates of growth and the mix of strategic product shipments to improve given the Company’s recent introduction of new premium products and proprietary dispensing systems to the away-from-home market.

On a continuing operations basis, adjusted EBITDA and adjusted EBITDA margin for the second quarters of 2014 and 2013 were $9.9 million, or 11.1 percent, and $8.8 million, or 10.1 percent, respectively. While case volume shipments increased, strategic mix improved and efficiencies were gained in operations quarter-over-quarter, a portion of the benefit was offset by continued pressure on product pricing. On a year-to-date basis, adjusted EBITDA and adjusted EBITDA margin was $15.5 million, or 9.3 percent, compared to $14.8 million, or 8.9 percent, in 2013.

Excluding special items, the second quarter resulted in an adjusted net loss of $1.8 million, or $0.04 per share. Prior-year second-quarter performance, excluding special items, was an adjusted net loss of $2.4 million, or

$0.05 per share. On a reported basis, the second quarter was a net loss of $0.07 per share compared to a net loss of $0.30 per share a year ago.

The first half of 2014 and 2013, excluding special items, resulted in adjusted net losses of $6.2 million, or $0.12 per share, for both comparative periods. On a reported basis, the first half of 2014 was a net loss of $0.16 per share compared to a net loss of $0.37 per share for the first six months of 2013.

Discontinued Operations

During 2013, the Company completed the sale of its specialty paper business and the closure of a related mill in Brainerd, Minnesota, together constituting its former Paper segment.  Reclassified as a discontinued operation, the results of this former segment are presented separately from continuing operations in all periods presented in the condensed consolidated statements of operations.

For the quarter and year-to-date periods of 2014, the after-tax net loss of $0.1 million and $0.6 million, respectively, include charges associated with closure and severance-related items. For the second quarter of 2013, discontinued operations resulted in a loss, net of tax, of $40.2 million, or $0.81 per share. Included in the loss, net of tax, in the second quarter of 2013 is an after-tax impairment charge related to the disposition of assets of approximately $40.1 million, or $0.81 per share, and after-tax closure-related costs of $3.1 million, or $0.06 per share, offset by earnings from operations, net of tax, of $2.9 million, or $0.06 per share. For the first half of 2013, discontinued operations, net of tax, resulted in a net loss of $66.1 million, or $1.34 per share. In addition to the impairment charge and closure-related costs recorded in the second quarter of 2013, the first-half results include $27.9 million, or $0.57 per share, in after-tax charges related to the closure of the Brainerd mill offset by after-tax results of operations of $5.0 million, or $0.10 per share.

CONFERENCE CALL

Wausau Paper’s second-quarter conference call is scheduled for 9:00 a.m. Central - 10:00 a.m. Eastern on August 7, 2014, and can be accessed through the investor information section of the Company’s website at www.wausaupaper.com. A replay of the webcast will be available at the same site through August 15.

About Wausau Paper:

Wausau Paper produces and markets a complete line of away-from-home towel and tissue products, as well as soap and dispensing systems. The Company is listed on the NYSE under the symbol WPP. To learn more about Wausau Paper visit wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995:

The matters discussed in this news release concerning the Company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at Company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the Company’s Form 10-K for the year ended December 31, 2013.  The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

# # #

INVESTOR AND MEDIA CONTACT:

Perry Grueber

Director Investor Relations

Email:   pgrueber@wausaupaper.com

Phone: 715.692.2056

Wausau Paper Corp.

Quarter Ended June 30, 2014

(in thousands, except per share amounts)
Condensed Consolidated Statements	Three Months		Six Months
of Operations (Unaudited) (Note 1)	Ended June 30,		Ended June 30,
	2014	2013	2014	2013
Net sales	$89,214	$ 87,623	$166,721	$165,817
Cost of sales	77,654	77,810	146,952	144,728
Gross profit	11,560	9,813	19,769	21,089
Selling & administrative expenses	15,058	10,623	27,925	25,708
Operating loss	(3,498)	(810)	(8,156)	(4,619)
Interest expense	(2,411)	(2,540)	(4,579)	(4,868)
Other income (expense), net	(20)	10	3	(5)
Loss from continuing operations before income taxes	(5,929)	(3,340)	(12,732)	(9,492)
Provision (credit) for income taxes	(2,208)	11,255	(4,565)	8,835
Loss from continuing operations	(3,721)	(14,595)	(8,167)	(18,327)
Loss from discontinued operations, net of taxes	(107)	(40,231)	(561)	(66,104)
Net loss	$(3,828)	$(54,826)	$ (8,728)	$ (84,431)

Net loss per share (basic and diluted):
Continuing operations	$ (0.07)	$ (0.30)	$ (0.16)	$ (0.37)
Discontinued operations	(0.00)	(0.81)	(0.01)	(1.34)
Net loss per share	$ (0.08)	$ (1.11)	$ (0.17)	$ (1.71)

Weighted average shares outstanding-basic	50,021	49,399	49,930	49,381
Weighted average shares outstanding-diluted	50,021	49,399	49,930	49,381

* Totals may not foot due to rounding differences.

Condensed Consolidated Balance Sheets (Unaudited) (Note 1)	June 30,	December 31,
	2014	2013
Current assets	$ 81,973	$ 99,195
Property, plant, and equipment, net	293,247	298,964
Other assets	78,358	74,817
Assets of discontinued operations	5,172	8,587
Total Assets	$458,750	$481,563

Current liabilities	$ 65,111	$ 71,983
Long-term debt	150,000	150,000
Other liabilities	83,110	88,555
Liabilities of discontinued operations	1,341	2,883
Stockholders’ equity	159,188	168,142
Total Liabilities and Stockholders’ Equity	$458,750	$481,563

Condensed Consolidated Statements of Cash Flows (Unaudited) (Note 1)	Six Months
	Ended June 30,
	2014	2013
Cash flows from operating activities:
Net loss	$ (8,728)	$(84,431)
Provision for depreciation, depletion, and amortization	20,595	62,046
Loss on sale of assets	119	110
Impairment of long-lived assets	–	63,712
Non-cash inventory, spare parts and other writedowns	–	6,653
Deferred income taxes	(5,052)	(31,257)
Other non-cash items	2,349	1,151
Changes in operating assets and liabilities:
Receivables	5,564	328
Inventories	272	(6,488)
Other	(20,801)	(6,963)
Net cash (used in) provided by operating activities	(5,682)	4,861

Cash flows from investing activities:
Capital expenditures	(8,982)	(19,465)
Proceeds from sale of business	–	105,067
Proceeds from sale of assets	2,690	1,098
Net cash (used in) provided by investing activities	(6,292)	86,700

Cash flows from financing activities:
Net payments of commercial paper	–	(40,700)
Borrowings under credit agreement	–	65,000
Payments under credit agreement	–	(70,500)
Proceeds from stock option exercises	1,450	104
Dividends paid	(2,982)	(2,963)
Net cash used in financing activities	(1,532)	(49,059)

Net (decrease) increase in cash and cash equivalents	$(13,506)	$ 42,502

Note 1.

 Basis of Presentation - Balance sheet amounts at June 30, 2014, are unaudited.  The December 31, 2013, balance sheet amounts are derived from audited financial statements.  The statements of cash flows for six months ended June 30, 2014 and June 30, 2013 are unaudited and have not been adjusted to separately disclose cash flows related to discontinued operations.  See Note 3 for additional discussion of Discontinued Operations

Note 2.

Non-recurring Items - During the three and six months ended June 30, 2014, the Company recognized expenses, net of tax, of approximately $1.1 million related to severance benefits for its former chief executive officer. In addition, on June 19, 2014, effective with the departure of two members of its Board of Directors, a change in control event as defined within provisions of the equity compensation plans and related grants occurred resulting in the satisfaction of conditions to vesting under certain awards and recognitions of approximately $1.0 million of expense, net of tax. In the three and six months ended June 30, 2013, we recognized expenses, net of tax, of $0.8 million related to settlement charges associated with a defined benefit retirement plan and a credit, net of tax, of approximately $1.1 million related to a contract of a former manufacturing facility.

Note 3.

Discontinued Operations, Net of Tax - We determined that the sale of the specialty paper business and closure of the Brainerd mill met the criteria for discontinued operations presentation as established in Accounting Standards Codification Subtopic 205-20, “Discontinued Operations.” The results of operations of the specialty paper business and Brainerd mill have been reported as discontinued operations in the Condensed Consolidated Statements of Operations for all periods presented.  The corresponding assets and liabilities of the discontinued operations have been reclassified in accordance with authoritative literature on discontinued operations for all periods presented.

On June 26, 2013, we completed the sale of the specialty paper business, which excluded the assets of the Brainerd, Minnesota mill. Net of tax, the sale generated an  impairment charge of $40.1 million in the three and six months ended June 30, 2013.  Included in the impairment charge is an after tax credit of approximately $3.7 million, which is related to pension and other postretirement plan settlements, curtailments, and special termination benefits resulting from the sale transaction.  Additionally, expenses related to severance and benefits, contract termination costs, and other associated closure costs, net of tax, for the three months ended June 30, 2014 and June 30, 2013, totaled $0.1 million and

$2.7 million, respectively.  For the six months ended June 30, 2014 and June 30, 2013, these expenses, net of tax, were $0.5 million and $2.7 million, respectively.  No significant additional closure charges are anticipated.

In February 2013, we announced the planned closure of our technical specialty paper mill in Brainerd, Minnesota.  Closure charges, net of tax, for the six months ended June 30, 2014 were $0.1 million; there were no additional charges recognized for the three months ending June 30, 2014.  In June 2014, we sold a portion of the group of held for sale assets associated with Brainerd and realized proceeds on the sale of $2.6 million.  There was no gain or loss recognized on the sale of the assets.  For the three and six months ended June 30, 2013, closure charges, net of tax, totaled $0.4 million and $27.9 million, respectively. The charges for the six months ended June 30, 2013 are primarily a result of accelerated depreciation on mill assets, an adjustment of mill inventory and spare parts to net realizable value, severance and benefit continuation costs, and other associated closure costs. No significant additional closure charges are anticipated.

Note 4.

Supplemental Information for Continuing Operations

(In thousands, except ton data)	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2014	2013	2014	2013

Depreciation and amortization (unaudited)	$10,306	$10,032	$20,595	$19,772

Tons sold (unaudited)	46,524	45,494	88,078	86,382

Cases shipped (unaudited)	4,336	4,205	8,190	7,977

Note 5.

Reconciliation of Non-GAAP Financial Measures (unaudited):

The following tables set forth certain non-U.S. generally accepted accounting principles (“GAAP”) financial metrics.  Management believes that the financial metrics presented are frequently used by investors and provide a useful analysis of ongoing operating trends.  These metrics are presented as a complement to enhance the understanding of operating  results but are not a substitute for GAAP results.  The totals in the tables may not foot due to rounding differences.

	Three Months Ended June 30, 2014	Three Months Ended June 30, 2013
(in thousands)	Consolidated	Consolidated

Net loss	$ (3,828)	$ (54,826)
Loss from discontinued operations, net of taxes	107	40,231
Provision (credit) for income taxes	(2,208)	11,255
Interest expense and other, net	2,431	2,530
Operating loss	(3,498)	(810)
Depreciation, depletion, and amortization	10,306	10,032
EBITDA	$ 6,808	$ 9,222

Net sales	$ 89,214	$ 87,623
EBITDA margin	7.6%	10.5%

EBITDA	$ 6,808	$ 9,222
Expense related to change in control provisions	1,432	–
Expense related to severance benefit of former CEO	1,642	–
Credit for contract at former manufacturing facility	–	(1,713)
Defined benefit retirement plan settlement charges	–	1,320
Adjusted EBITDA	$ 9,882	$ 8,829

Net sales	$ 89,214	$ 87,623
Adjusted EBITDA margin	11.1%	10.1%

Adjusted EBITDA	$ 9,882	$ 8,829
Depreciation, depletion, and amortization	10,306	10,032
Adjusted operating loss	$ (424)	$ (1,203)

	Six Months Ended June 30, 2014	Six Months Ended June 30, 2013
(in thousands)	Consolidated	Consolidated

Net loss	$ (8,728)	$ (84,431)
Loss from discontinued operations, net of taxes	561	66,104
Provision (credit) for income taxes	(4,565)	8,835
Interest expense and other, net	4,576	4,873
Operating loss	(8,156)	(4,619)
Depreciation, depletion, and amortization	20,595	19,772
EBITDA	$ 12,439	$ 15,153

Net sales	$166,721	$165,817
EBITDA margin	7.5%	9.1%

EBITDA	$ 12,439	$ 15,153
Expense related to change in control provisions	1,432	–
Expense related to severance benefit of former CEO	1,642	–
Credit for contract at former manufacturing facility	–	(1,713)
Defined benefit retirement plan settlement charges	–	1,320
Adjusted EBITDA	$ 15,513	$ 14,760

Net sales	$166,721	$165,817
Adjusted EBITDA margin	9.3%	8.9%

Adjusted EBITDA	$ 15,513	$ 14,760
Depreciation, depletion, and amortization	20,595	19,772
Adjusted operating loss	$ (5,082)	$ (5,012)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2014	2013	2014	2013

Net loss	$(3,828)	$(54,826)	$(8,728)	$(84,431)
Loss from discontinued operations, net of taxes	107	40,231	561	66,104
Expense related to change in control provisions, net of tax	916	–	916	–
Expense related to severance benefit of former CEO, net of tax	1,051	–	1,051	–
Credit for contract at former manufacturing facility, net of tax	–	(1,079)	–	(1,079)
Defined benefit retirement plan settlement charges, net of tax	–	832	–	832
Income tax valuation allowance	–	12,415	–	12,415
Adjusted net loss	$(1,754)	$ (2,428)	$(6,200)	$ (6,160)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(all amounts in dollars per diluted share)	2014	2013	2014	2013

Net loss per share	$ (0.08)	$ (1.11)	$ (0.17)	$ (1.71)
Loss from discontinued operations, net of taxes	0.00	0.81	0.01	1.34
Expense related to change in control provisions, net of tax	0.02	–	0.02	–
Expense related to severance benefit of former CEO, net of tax	0.02	–	0.02	–
Credit for contract at former manufacturing facility, net of tax	–	(0.02)	–	(0.02)
Defined benefit retirement plan settlement charges, net of tax	–	0.02	–	0.02
Income tax valuation allowance	–	0.25	–	0.25
Adjusted net loss per share	$ (0.04)	$ (0.05)	$ (0.12)	$ (0.12)

* Totals may not foot due to rounding differences.

Note 6.

Subsequent Event - On July 30, 2014, the Company prepaid the existing $150 million of outstanding obligations with various maturities under its note purchase and private-shelf agreement utilizing proceeds received under a new $175 million secured term loan facility that matures in July 2020. Also, on July 30, 2014, we terminated the $80 million revolving credit agreement expiring June 2015, and entered into a new $50 million secured revolving credit facility that matures in July 2019. In addition to the prepayment of the outstanding note purchase and private-shelf obligations, net proceeds of $171.5 million under the term loan facility were used to pay $14.4 million in accrued interest and make-whole payments to the note holders and $3.4 million of transaction related-fees and expenses. The remainder of the net proceeds will be used for general corporate purposes.

Coincident with the securitization of the Company’s debt obligations, a settlement agreement was entered into with the Pension Benefit Guaranty Corporation (the “PBGC”) with respect to the Company’s unfunded defined benefit pension obligations. Under the agreement, the Company has agreed to grant a lien on substantially all of its assets to the PBGC that is junior and subordinate to the lien and security interest on assets pledged under the secured term loan and revolving credit agreements. The Company has also agreed  to make contributions in excess of minimum funding requirements of up to $36 million to its defined benefit pension plans through 2018, with the first contribution under this agreement of $7.5 million due within 30 days following the close of the $50 million asset-based revolver and $175 million term loan facility.